Exhibit 8.1
            , 2007
Tarragon Corporation
423 West 55th Street
12th Floor
New York, New York 10019
Ladies and Gentlemen:
     We have acted as counsel to Tarragon Corporation, a Nevada corporation (“Distributing”), in connection with (i) the pro rata distribution of the stock of Tarragon Homes, Inc., a Delaware corporation (“Controlled”), by Distributing to its common stock shareholders (the “Distribution”), pursuant to the Distribution Agreement, dated as of           , 2007, by and between Distributing and Controlled (the “Distribution Agreement”) and (ii) the subsequent reverse stock split of Distributing common stock (the “Reverse Stock Split”), pursuant to the Amendment, dated as of           , 2007, to the Articles of Incorporation, as amended, of Distributing (the “Charter Amendment”). This opinion letter is being furnished in connection with the Registration Statement on Form 10 (the “Registration Statement”) filed on           , 2007 with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the proxy statement included therein (the “Proxy Statement”).
     For purposes of rendering our opinion, we have reviewed the Distribution Agreement, the Proxy Statement, and such other documents and records as we have deemed necessary or appropriate. In addition, we have assumed that (i) the Distribution will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Distribution Agreement, none of which will be waived, (ii) the Reverse Stock Split will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Charter Amendment, none of which will be waived and (iii) the statements concerning the Distribution and the representations set forth in the Distribution Agreement and the Proxy Statement are true, correct and complete. In addition, we have relied on and assumed the accuracy of certain representations regarding factual matters relating to Distributing and William S. Friedman contained in two separate letters addressed to us dated as of the date hereof and delivered to us in connection with the issuance of our opinion (the “Representations”), and have assumed that the Representations are true, correct and complete. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.
     For purposes of this letter, we have further assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents and records submitted to us as originals, (iv) that the final executed version of all documents submitted to us as drafts will be identical in all material respects to the versions most recently supplied to us, (v) that each such final version will be valid and enforceable in accordance with its terms, (vi) the conformity of all documents and records submitted to us as copies to the original documents and records and (vii) the truthfulness of all statements of fact, as of the effective time of both the Distribution and the Reverse Stock Split, contained in the documents submitted to us. We have also made such investigations of law and fact as we have deemed appropriate as a basis for our opinion.
     Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, and on administrative interpretations, judicial decisions and regulations thereunder as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.
     Based upon and subject to the foregoing, the descriptions of the material aspects of the federal income tax treatment of the Distribution and the Reverse Stock Split to Tarragon and the Tarragon common stock shareholders, set forth under the captions “Certain Material U.S. Federal Income Tax Consequences” and “Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” in the Proxy Statement, constitute our opinion, as of the date hereof.
     We express no opinion as to any laws other than the federal income tax laws of the United States of America, and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.
     This letter is furnished to you solely for use in connection with the Proxy Statement included as part of the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the discussion of this opinion in the Proxy Statement, to the filing of this opinion as Exhibit 8.1 to the Registration Statement and any amendment to the Registration Statement, and to the reference to our Firm under the captions “Certain Material U.S. Federal Income Tax Consequences” and “Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” in the Proxy Statement included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely yours,

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